PAYLESS SHOESOURCE RECEIVES IRS APPROVAL FOR COMMON STOCK REPURCHASE PROGRAM

TOPEKA, KANSAS, March 2, 1998 -- Payless ShoeSource, Inc. (NYSE:PSS) today announced that it has received a favorable tax ruling from the Internal Revenue Service, enabling the company to proceed with the planned repurchase of $150 million worth of its outstanding Common Stock.

    At the Feb. 27, 1998, closing price of $67.25, the planned repurchase represents 2.2 millions shares, or 5.9 percent of the Company's 37.3 million common shares outstanding. The purchased shares will be held in the treasury for general corporate purposes.

    In September 1997, the company announced that its board of directors had authorized the repurchase program. Before proceeding, the company sought a favorable ruling from the IRS to ensure that the repurchase program complies with tax regulations applicable to companies that have been spun off in tax-free distributions. Payless ShoeSource was spun off from The May Department Stores Company in May 1996.

    Repurchases are expected to be made from time to time in the open market. The repurchases, which may be discontinued at any time, will be made under Rule 10b-18 of the Securities Exchange Act, which governs open market repurchase programs.

    During September 1997, the company completed a previously announced $150 million stock repurchase program, totaling 2.8 million shares of Payless ShoeSource common stock.

    Payless ShoeSource is North America's largest family footwear retailer. The company operates 4,256 Payless ShoeSource stores offering quality family footwear at affordable prices. Payless also operates 175 Parade of Shoes stores featuring fashionable women's footwear.